Exhibit 10.1

246 GROUP, LC DBA NORTH POINT CROSSING

CARDIO DIAGNOSTICS HOLDINGS, INC.

COMMERCIAL LEASE-BUSINESS PROPERTY

This Lease Agreement, executed in duplicate, made, and entered into this JULY 20TH, 2023 by and between 246 GROUP, LC., hereinafter referred to as LANDLORD, whose address for the purpose of this Lease is 52 STURGIS CORNER DRIVE, IOWA CITY, IA 52246, CARDIO DIAGNOSTICS HOLDINGS, INC., whose address is 311 W. Superior St., Suite 444, Chicago, IL 60654, hereinafter referred to as TENANT.

1. PREMISES AND TERM. The LANDLORD, in consideration of the rents herein reserved and of the agreements and conditions herein contained, on the part of the TENANT to be kept and performed, leases unto the TENANT and TENANT hereby rents and leases from LANDLORD, according to the terms and provisions herein, the following portions of the business building located at 2545 NORTH DODGE ST, SUITE D, IOWA CITY, IA in Johnson County, Iowa, to-wit:

Approximately 5060 (M/L) SQ. FT. described as SUITE D, 2545 NORTH DODGE STREET, IOWA CITY, IA,

with the improvements thereon and all rights, easements and appurtenances thereto belonging, which, more particularly, includes the space and premises as may be shown on "Exhibit A", if and as may be attached hereto, for a term of FIVE (5) Years and FOUR (4) Months, commencing at midnight of the day previous to the first day of the lease term, which shall be on AUGUST 1ST, 2023 and ending at midnight on the last day of the lease term, which shall be on NOVEMBER 31, 2028, upon the condition that the TENANT pays rent therefore, and otherwise performs as in this Lease provided.

2.  RENTAL. TENANT agrees to pay to LANDLORD monthly $8,505.00 total rent ($102,060.00 annually) commencing December 1, 2023 as rental for said premises based on initial base rent of $15.00 PER SQUARE FT and additional rent of a pro-rata share of the property taxes (estimated at $1,277.65 per month or $3.03 per sq. ft per year), building insurance (estimated at $63.25 per month or $.15 per sq. ft per year), common area maintenance cost (estimated at $838.60 per month or $1.99 per sq. ft per year) which includes exterior maintenance of lawns, plantings and parking areas, common utilities (exterior lighting and outside water) and trash removal. The additional rent of $5.17 per sq. ft. yearly rent shall be for the first 12 months of the Lease and adjusted annually thereafter. Rents shall be paid by direct deposit into an account designated by the LANDLORD. Rents received after the 5th of the month shall carry a 5% penalty.

3.  OCCUPANCY. TENANT is granted occupancy on August 1st, 2023, for purposes of completing necessary TENANT Improvements. TENANT shall assume all utilities and comply with paragraphs 11 and 12 of this Lease pertaining to Insurance.

4.  DEPOSIT. TENANT shall tender a deposit of $0.00 at Lease signing to be held by the Landlord as security for this agreement and $8,505.00 for the first month’s rent for the month of December 2023 which shall be due at Lease signing.

5.  USE OF PREMISES. TENANT covenants and agrees during the term of this Lease to use and occupy the leasehold premises only for a Medical Laboratory and Office Space.

6.  QUIET ENJOYMENT. LANDLORD covenants that its estate in said premises is in 246 GROUP, LC and that the TENANT on paying the rent herein reserved and performing all the agreements by the TENANT to be performed as provided in this Lease, shall and may peaceably have, hold, and enjoy the demised premises for the term of this Lease free from molestation, eviction or disturbance by the LANDLORD or any other persons or legal entity whatsoever

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7.  UTILITIES. TENANT shall pay all utilities of every type and description at TENANT'S expense, including electricity, gas, water, sewer, and telephone.

8.  CARE AND MAINTENANCE OF PREMISES.

(a)  Landlord’s Duty of Care and Maintenance. Landlord will keep the roof, structural part of the floor, walls and other structural parts of the premises in good repair.

(b)  TENANT’s Duty of Care and Maintenance. Except as may be set forth on Exhibit “B” to this Lease, TENANT will furnish its own interior decorating. TENANT will use good faith efforts not to permit or allow the premises to be damaged or depreciated in value by any act or negligence of TENANT, its agents, employees, customers, or invitees. TENANT shall, at its own cost and expense, maintain in good order and condition, the interior of the leased premises (including interior walls) lighting, bulbs and tubes, and all plumbing and sewer systems, all electrical and wiring systems, and all heating, ventilation, and air conditioning systems. In addition, TENANT is solely responsible for repair, maintenance and replacement of plate glass windows, exterior doors, and exterior signage. TENANT at its own expense will install and maintain floor covering and wall coverings. TENANT shall not remodel or alter the exterior or structural portions of the leased premises without first obtaining the written approval of Landlord or Northpoint Crossing Condominiums Owner’s Association, as applicable.

(c)  TENANT to Make no Unlawful Use. TENANT will make no unlawful use of the premises and agrees to comply with all valid regulations of all city, state and federal regulations, ordinances and laws concerning TENANT’s use of the premises.

9.      (a) SURRENDERING OF PREMISES AT END OF TERM-REMOVAL OF FIXTURES.

TENANT agrees that upon the termination of this Lease, it will surrender, yield up and deliver the leased premises in good and clean condition, except the effects of ordinary wear and tear and depreciation arising from lapse of time, or damage without fault or liability of TENANT.

(b)  TENANT may, at the expiration of the term of this Lease, or renewal or renewals thereof, if TENANT is not in default hereunder, remove any fixtures or equipment which said TENANT has installed in the leased premises, provided said TENANT repairs any and all damages caused by removal.

(c)  HOLDING OVER. Continued possession, beyond the expiratory date of the term of this Lease, including any renewals or extensions thereto by the TENANT, coupled with the receipt of the specified rental by the LANDLORD (and absent a written agreement by both parties for an extension of this Lease, or for a new lease) shall constitute a month-to-month extension of this Lease. Occupancy by the TENANT during this “holding over” period shall be charged as 115% of the base rent at the time of Lease expiration.

10.  ASSIGNMENT AND SUBLETTING. Any assignment of this Lease or subletting of the premises or any part thereof, without the LANDLORD'S written permission shall, at the option of the LANDLORD, make the rental for the balance of the Lease term due and payable at once. Such written permission shall not be unreasonably withheld.

11.  INSURANCE.

(a) LANDLORD and TENANT will each keep its respective property interests in the premises and its liability in regard thereto, and the personal property on the premises, reasonably insured against hazards and causalities; that is, fire and those items usually covered by extended coverage; and TENANT will procure and deliver to the LANDLORD a certification from the respective insurance companies to that effect. Such insurance shall be made payable to the parties hereto as their interests may appear, except that the TENANT'S share of such insurance proceeds is hereby assigned and made payable to the LANDLORD to secure rent or other obligations then due and owing LANDLORD by TENANT.

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(b) TENANT will not do or omit the doing of any act which would vitiate any insurance or increase the insurance rates in force upon the real estate improvements on the premises or upon any personal property of the TENANT upon which the LANDLORD by law or by the terms of this Lease, has or shall have a lien.

(c) Subrogation rights are not to be waived unless a special provision is attached to this Lease.

(d) TENANT further agrees to comply with recommendations of Iowa Insurance Service Bureau and to be liable for and to promptly pay, as if current rental, any increase in insurance rates on said premises and on the building of which said premises are a part, due to increased risks or hazards resulting from TENANT'S use of the premises otherwise than as herein contemplated and agreed.

12.  INDEMNITY AND LIABILITY INSURANCE. Except as to any negligence of the LANDLORD, arising out of roof and structural parts of the building, TENANT will protect, indemnify and save harmless the LANDLORD from and against any and all loss, costs, damage and expenses occasioned by, or arising out of, any accident or other occurrence causing or inflicting injury and/or damage to any person or property, happening or done, in, upon or about the leased premises, or due directly or indirectly to the tenancy, use or occupancy thereof, or any part thereof by the TENANT or any person claiming through or under the TENANT. The TENANT further covenants and agrees that it will at its own expense procure and maintain casualty and liability insurance in a responsible company or companies authorized to do business in the State of Iowa, in amounts not less than $2,000,000 for any one occurrence, and $4,000,000 aggregate protecting the LANDLORD against such claim, damages, costs or expenses on account of injury to any person or persons, or to any property belonging to any person or persons, by reason of such casualty, accident or happening on or about the demised premises during the term thereof. Certificates or copies of said policies, naming the LANDLORD, and providing for fifteen (15) days’ notice to the LANDLORD before cancellation shall be delivered to the LANDLORD within twenty (20) days from the date of the beginning of the term of this Lease.

13.  FIRE AND CASUALTY - PARTIAL DESTRUCTION OF PREMISES.

(a) In the event of a partial destruction or damage of the leased premises, which is a business interference, that is, which prevents the conducting of a normal business operation and which damage is reasonably repairable within ninety (90) days after its occurrence, this Lease shall not terminate but the rent for the lease premises shall abate during the time of such business interference. In the event of partial destruction, LANDLORD shall repair such damages within ninety (90) days of its occurrence unless prevented from so doing by acts of God, the elements, the public enemy, strikes, riots, insurrection, government regulation, city ordinances, labor, material or transportation shortages, or other causes beyond LANDLORD’S reasonable control.

(b) ZONING. Should the zoning ordinance of the city or municipality in which this property is located make it impossible for LANDLORD, using diligent and timely effort to obtain necessary permits and to repair and/or rebuild so that TENANT is not able to conduct its business on these premises, then such partial destruction shall be treated as a total destruction as in the next paragraph provided.

(c) TOTAL DESTRUCTION OF BUSINESS USE. In the event of a destruction or damage of the leased premises including the parking area (if a parking area is a part of the subject matter of this Lease) so that TENANT is not able to conduct its business on the premises or the then current legal use for which the premises are being used and which damages cannot be repaired within ninety (90) days this Lease may be terminated at the option of either the LANDLORD or TENANT. Such termination in such event shall be affected by written notice of one party to the other, within twenty (20) days after such destruction. TENANT shall surrender possession within ten (10) days after such notice issues, and each party shall be released from all future obligations hereunder, TENANT paying rental pro rata only to the date of such destruction. In the event of such termination of this Lease, LANDLORD at its option, may rebuild or not, according to its wishes and needs.

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14.  CONDEMNATION.

(a) DISPOSITION OF AWARDS. Should the whole or any part of the demised premises be condemned or taken by a competent authority for any public or quasi-public use or purpose, each party shall be entitled to retain, as its own property, any award payable to it. Or in the event that a single entire award is made on account of the condemnation, each party will then be entitled to take such proportion of said award as may be fair and reasonable.

(b) DATE OF LEASE TERMINATION. If the whole of the demised premises shall be so condemned or taken, the LANDLORD shall not be liable to the TENANT except and as its rights are preserved as in Paragraph 13 (a) above.

15.  TERMINATION OF LEASE AND DEFAULTS OF TENANT.

(a) TERMINATION UPON EXPIRATION OR UPON NOTICE OF DEFAULTS.

This Lease shall terminate upon expiration of the demised term; or if this Lease expressly and in writing provides for any option or options, and if any such option is exercised by the TENANT, then this Lease will terminate at the expiration of the option term or terms. Upon default in payment of rental herein or upon any other default by TENANT in accordance with the terms and provisions of this Lease, this Lease may at the option of the LANDLORD be cancelled and forfeited, PROVIDED, HOWEVER, before any such cancellation and forfeiture except as provided in 15 (b) below, LANDLORD shall give TENANT a written notice specifying the default, or defaults, and stating that this Lease will be canceled and forfeited ten (10) days after the giving of such notice, unless such default, or defaults, are remedied within such grace period. (See Paragraph 16, below.) As an additional optional procedure or as an alternative to the foregoing (and neither exclusive of the other), LANDLORD may proceed as in Paragraph 16, below, provided.

(b)  BANKRUPTCY OR INSOLVENCY OF TENANT. In the event TENANT is adjudicated a bankrupt or in the event of a judicial sale or other transfer of TENANT'S leasehold interest by reason by any bankruptcy or insolvency proceedings or by other operation of law, but not by death, and such bankruptcy, judicial sale or transfer has not been vacated or set aside within ten (10) days from the giving of notice thereof by LANDLORD to TENANT, then and in any such events, LANDLORD may, at its option, immediately terminate this Lease, reenter said premises, upon giving of ten (10) days written notice by LANDLORD to TENANT, all to the extent permitted by applicable law.

(c) In (a) and (b) above, waiver as to any default shall not constitute a waiver of any subsequent default or defaults.

(d) Acceptance of keys, advertising and re-renting by the LANDLORD upon the TENANT'S default shall be construed only as an effort to mitigate damages by the LANDLORD, and not as an agreement to terminate this Lease.

16.  RIGHT OF EITHER PARTY TO MAKE GOOD ANY DEFAULT OF THE OTHER. If default shall be made by either party in the performance of, or compliance with, any of the terms, covenants or conditions of this Lease, and such default shall have continued for thirty (30) days after written notice thereof from one party to the other, the person aggrieved, in addition to all other remedies now or hereafter provided by law, may, but need not, perform such term, covenant or condition, or make good such default and any amount advanced shall be repaid forthwith on demand, together with interest at the rate of 9% per annum, from date of advance.

17.  MECHANIC'S LIENS. Neither the TENANT nor anyone claiming by, though, or under the TENANT, shall have the right to file or place any mechanic's lien or other lien of any kind or character whatsoever, upon said premises or upon any building or improvement thereon, or upon the leasehold interest of the TENANT therein, and notice is hereby given that no contractor, sub-contractors, or anyone else who may furnish any material, service or labor for any building, improvements, alteration, repairs or any part thereof, shall at any time be or become entitled to any lien thereon, and for the further security of

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the LANDLORD, the TENANT covenants and agrees to give actual notice thereof in advance, to any and all contractors and sub-contractors who may furnish or agree to furnish any such material, service or labor.

18. RIGHTS CUMULATIVE. The various rights, powers, options, elections and remedies of either party, provided in this Lease, shall be construed as cumulative and no one of them as exclusive of the others, or exclusive of any rights, remedies or priorities allowed either party by law, and shall in no way affect or impair the right of either party to pursue any other equitable or legal remedy to which either party may be entitled as long as any default remains in any way un-remedied, unsatisfied or un-discharged.

19. NOTICES AND DEMANDS. Notices as provided for in this Lease shall be given to the respective parties hereto at the respective addresses designated on page one of this Lease unless either party notifies the other, in writing, of a different address. Without prejudice to any other method of notifying a party in writing or making a demand or other communication, such message shall be considered given under the terms of this Lease when sent, addressed as above designated, postage prepaid, by registered or certified mail, return receipt requested, by the United States mail and so deposited in a United States mailbox.

20. PROVISIONS TO BIND AND BENEFIT SUCCESSORS AND ASSIGNS. Each and every covenant and agreement herein contained shall extend to and be binding upon the respective successors, heirs, administrators, executors and assigns of the parties hereto; except that if any part of this Lease is held in joint tenancy, the successor in interest shall be the surviving joint TENANT.

21. CHANGES TO BE IN WRITING. None of the covenants, provisions, terms, or conditions of this Lease to be kept or performed by LANDLORD or TENANT shall be in any manner modified, waived or abandoned, except by a written instrument duly signed by the parties and delivered to the LANDLORD and TENANT. This Lease contains the whole agreement of the parties.

22.  CONSTRUCTION. Words and phrases herein, including acknowledgment hereof, shall be construed as in the singular or plural number, and as masculine, feminine, or neuter gender according to the context.

23.  PARKING. TENANT will share the drive and parking facilities surrounding the leasehold premises on the land owned by the LANDLORD with the other TENANTs. Costs for resurfacing or replacing the parking areas are the responsibility of the LANDLORD and are not included within the maintenance obligations of the TENANT under the prior provisions of this Lease.

24.  RENEWAL OPTION. TENANT may elect to extend the Lease term for THREE (3) successive periods of FIVE (5) years each. Rent for each renewal period shall be adjusted by the increase, if any, in the CPI Index for All Urban Consumers applied to the Rent from the beginning of the expiring Lease term compared to 180 days prior to expiration of the expiring Lease term.

25.  SIGNAGE. Unless otherwise stated in this Lease, all signage visible from the exterior of the building (including but not limited to signs posted on the pylon, building surfaces, exterior facing glass and common grounds) must be approved by the LANDLORD in compliance with Condominium Association Bylaws and City of Iowa City sign ordinances.

26.  LANDLORD IMPROVEMENTS. Upon execution of this Lease by all parties and payment by TENANT to LANDLORD of the first month’s rent, Landlord shall install improvements to the leasehold premises as set forth on Exhibit “A”.

27.  TENANT IMPROVEMENTS. TENANT shall construct improvements to the Premises (the “Tenant Improvements”) in substantial conformity with the plans and specifications pursuant to the provisions of the Apex Construction Company, Inc. Proposal dated June 8, 2023 (the “Proposal”) attached hereto as Exhibit B. LANDLORD shall provide TENANT with a one-time TENANT improvement allowance in the amount of up to, but not exceeding $50.00 per rentable square foot of the Premises for a maximum allowance of $253,000.00 (the “TENANT Improvement Allowance”) for the costs relating to the TENANT Improvements. In no event shall LANDLORD be obligated to contribute toward the cost of the TENANT Improvements which are not agreed upon by LANDLORD or which exceeds the TENANT

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Improvement Allowance. Upon TENANT’s presentation to LANDLORD by no later than December 1, 2023, of customary documentation supporting the charges for completion of such TENANT Improvements, which documentation is of a scope and detail sufficient to satisfy a commercial construction lender operating in the market area in which the Building is located and which shall include copies of paid invoices from TENANT’s contractor and lien waivers, LANDLORD shall reimburse TENANT for the cost of the completed TENANT Work, up to the amount of the Tenant Improvement Allowance. All costs of any TENANT Work in excess of the Tenant Improvement Allowance shall be paid by TENANT promptly when due. Any portion of the Tenant Improvement Allowance which has not been expended and requested from LANDLORD by December 1, 2023, shall be forfeited.

LANDLORD and TENANT acknowledge a Ten (10) year amortization period of rent payments is necessary to allow LANDLORD to fully amortize and recoup LANDLORD’s Tenant Improvement Allowance. If TENANT terminates the Lease or fails to renew the Lease prior to a minimum period of Ten (10) years following the rent commencement date of November 1, 2023, TENANT shall pay to LANDLORD, as additional rent, the unamortized portion of the Tenant Improvement Allowance within thirty (30) days of the early termination or non-renewal date, as applicable. For example, assuming a maximum Tenant Improvement Allowance of $263,000.00 and TENANT terminates its Lease with LANDLORD after the initial five (5) year term, TENANT would pay LANDLORD $126,500 within thirty (30) days following the non-renewal of the Lease based upon $263,000 Tenant Improvement Allowance multiplied by 5/10 (the fraction of which the numerator is the years of rent payment prior to lease termination or nonrenewal and the denominator of which is 10 years).

28.  AMERICAN DISABILITIES ACT COMPLIANCE. LANDLORD shall be responsible for initial ADA compliance for the two completed bathrooms. The TENANT shall be solely responsible for all remaining compliance with the American Disabilities Act.

29.  LANDLORD’S ACCESS. The LANDLORD and its representatives and employees shall have full access to the premises for viewing the same and showing to prospective purchasers and to make necessary repairs upon reasonable notice to the TENANT unless emergency circumstances apply.

30.  SAVINGS CLAUSE. In the event that any provision of this Lease is deemed to be invalid, the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision.

31.  ENVIRONMENTAL COVENANT. The interest conveyed in this Lease is subject to an Environmental Covenant. See Exhibit C for the precise language.

32.  ACKNOWLEGEMENT OF CONDOMINIUM REGIME. TENANT acknowledges and accepts the leasehold premises as part of a Condominium Regime and agrees to be bound by rules and restrictions accompanying the Regime and Association. See Exhibit D for Rules and Regulations.

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease in duplicate the day and year first above written.

246 GROUP. LC	Cardio Diagnostics Holdings, Inc

By: /s/ Thomas J. Bender	By: /s/ Meesha Dogan
Thomas J. Bender, Manager	Meesha Dogan, PhD, CEO and Founder

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Exhibit A

Landlord to prepare leased space prior to occupancy by TENANT to “vanilla box” (described as follows:)

1)	Exterior walls to be taped, sanded and ready to paint.
2)	Perimeter Electrical Outlets installed to City Code.
3)	Two Completed ADA compliant Bathrooms
4)	HVAC set up but not distributed.
5)	400 AMP Electrical Panel.

See attached architectural drawing. [omitted in Exhibit filing]

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Exhibit A – Architectural Drawing (omitted)

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EXHIBIT B

Apex Construction Company, Inc. Proposal dated June 8, 2023

see next two pages

[omitted from Exhibit Filing]

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Exhibit C

THE LEASEHOLD INTEREST CONVEYED IS SUBJECT TO AN ENVIRONMENTAL COVENANT RECORDED IN THE JOHNSON COUNTY RECORDER’S OFFICE ON July 20, 2011 IN BOOK 4779 AT PAGE 674.

THE ENVIRONMENTAL COVENANT CONTAINS THE FOLLOWING ACTIVITY AND USE LIMITATIONS:

No additional enclosed spaces, as defined in Iowa Department of Natural Resources Rule 567, Iowa Administrative Code (567 I.A.C. 135.2), and as subsequently amended, shall be constructed within the boundaries of the Property (see attached area of Environmental Covenant map). For purposes of reference, an enclosed space means, ‘space which can act as a receptor or pathway capable of creating a risk of explosion or inhalation hazard to humans and includes “explosive receptors” and “confined spaces”. Explosive receptors means those receptors designated in these rules (Chapter 567 IAC 135) which are evaluated for explosive risk. Confined spaces means those receptors designated in these rules (Chapter 567 IAC 135J) for evaluation of vapor inhalation risks.’ Enclosed spaces may include subsurface structures such as buildings with basements, utility vaults, and storm and sanitary sewers.

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EXHIBIT D

RULES AND REGULATIONS FOR
NORTHPOINT CROSSING CONDOMINIUMS OWNERS’
ASSOCIATION

1.	Any fine for violation of these Rules and Regulations as set forth herein shall be assessed against the Unit Owner who directly or indirectly through its employees or agents, commits the violation. The Board of Directors shall have the authority to assess and collect fines and fees set forth herein and shall have the authority to waive or reduce any fines or fees, as it deems appropriate. The Board of Directors may, in its discretion, issue a verbal or written warning in lieu of a fine for a first-time violation. Fines are due within one (1) week upon citation of a violation or assessment by the Board of Directors.

2.	In the event the Association incurs any attorney fees, expenses, or costs due to a Unit Owner's violation of these Rules and Regulations or for collection of any unpaid fines, the Unit Owner shall pay such reasonable attorney fees, expenses and costs incurred by the Association.

3.	Unit Owners shall, at their sole expense, maintain the interior of their Units in clean and sanitary condition pursuant to Article VIII(3)(a)-(b) of the Declaration. Failure to maintain the Unit in a clean and sanitary condition will result in the assessment of cleaning costs against the Unit pursuant to Article VIII(2)(c) of the Declaration.

a.	The Owner of any Unit with cockroaches shall take immediate action to exterminate the cockroaches and abate and clean the unsanitary conditions precipitating the cockroach infestation. If the unsanitary conditions of a Unit results in the presence of cockroaches in other Units, the Owner of the Unit with unsanitary conditions shall be fined $1,000.00.

4.	No storage or equipment receptacles shall be placed or stored in or on the Common Elements (General and Limited), as defined in Articles IV and V of the Declaration, unless expressly approved by the Board of Directors of the Association.

a.	The Unit Owner placing the storage or equipment receptacle on the Common Elements, whether with approval or not, shall be solely responsible and liable for any injury or damage to person or property caused by such placement.

b.	The Association reserves the right to charge fees and/or levy fines for both approved and unapproved placements of storage or equipment receptacles in or on the Common Elements.

1.	The fine for placement of grease receptacles in or on the Common Elements is $1,000.00 per month.

5.	All garbage, trash, and recycling must be placed in the appropriate receptacles and the doors to the enclosure must be closed when not in use to shield them from public view at all times. The fine for leaving the gates open and unsecured is $250.00 for the first violation, and $500.00 for any subsequent violation.

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6.	No Unit Owner or the Unit Owner's agent, employee, or contractor is permitted on the roof without express approval of the Board of Directors of the Association or the Association's management provider. Unit Owners may not obstruct or otherwise interfere with roof access approved by the Board of Directors of the Association or the Association's management provider, including roof access by approved contractors, vendors, maintenance and service crews, and repairmen. The fine for interfering with approved roof access is $500.00 for the first violation, and $1,000.00 for any subsequent violation.

7.	Vehicles may be parked in any available parking space, except parking spaces restricted for a particular purpose by the Association, such as ADA accessible or patient parking.

a.	Vehicles shall not be parked in such a manner as to impede or prevent the flow of traffic or other vehicles.

b.	Vehicles shall not be parked in such a manner as to occupy more than a single marked parking space.

c.	The Association reserves the right to tow vehicles parked in any manner that restricts the flow of traffic or occupies more than a single parking space. The cost of towing vehicles belonging to the Unit Owner or the Unit Owner's staff shall be assessed against the Unit Owner. In addition to the cost of towing, the Unit Owner shall be fined $100.00 for the first parking violation, and $500.00 for every parking violation thereafter.

8.	Unit Owners are responsible for prompt payment of dues under Article VI of the Bylaws to the Association. Failure to pay the full amount owed when due may result in a $500.00 fine per day until paid in full.

9.	Disruptive behavior by a Unit Owner or the Unit Owner's employees or agents that results in a response to the Northpoint Crossing Condominiums by law enforcement officers or agencies, shall result in a $500.00 fine.

10.	Unit Owners shall not interfere with a prospective sale or lease of a Unit, nor harass prospective buyers or lessees. The fine for interfering with a prospective sale or lease, or harassing a prospective buyer or lessee is $1,000.00 for each violation.

Conduct constituting interference with a prospective sale or lease, or harassment of prospective buyers or lessees, includes, but is not limited to, any of the following:

a.	Following or loitering near a prospective buyer or lessee to annoy, harass, alarm or distress the prospective buyer or lessee.

b.	Engaging in conduct that is obnoxious, annoying, intimidating, or alarming to a prospective buyer or lessee.

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c.	Communicating with a prospective buyer or lessee in a manner that is obnoxious, annoying, intimidating, or alarming.

d.	Making disparaging or untrue remarks regarding another Unit Owner or the Association to a prospective buyer or lessee; or

e.	Engaging in any of the above behavior or conduct toward another Unit Owner or the Unit Owner's agent or employee, when said Unit Owner or agent or employee is accompanying or in the presence of a prospective buyer or lessee.

11.	The Association has the authority to grant concessions or easements with respect to any part of the Common Elements pursuant to Article IV(2) of the Declaration. Unit Owners are reminded that, pursuant to Article IX(2)(c) of the Declaration, they may not alter, construct, or place anything in or on the Common Elements, without written consent of the Board of Directors, including any signs on sidewalks. The fine for altering, constructing, or placing anything in or on the Common Elements, including signs on sidewalks, is $500.00 per violation.

12.	In the event any one or more of the rules contained in these Rules and Regulations shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalid, illegal or unenforceable rule shall be severed from these Rules and Regulations and shall not affect any other rule herein, and these Rules and Regulations shall be construed as if such invalid, illegal or unenforceable rule had never been contained herein.

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